EXHIBIT 15

May 22, 2024

The Board of Directors and Shareholders

CVS Health Corporation

Letter re: Unaudited Interim Financial Information

We are aware of the incorporation by reference in this Registration Statement (Form S-8) of CVS Health Corporation pertaining to the 2017 Incentive Compensation Plan of CVS Health Corporation of our report dated May 1, 2024, relating to the unaudited condensed consolidated interim financial statements of CVS Health Corporation that are included in its Form 10-Q for the quarter ended March 31, 2024.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 22, 2024